As filed with the Securities and Exchange Commission on September 13, 2005
           Registration No.  333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

QUANTUM CORPORATION
(Exact name of issuer as specified in its charter)

DELAWARE	94-2665054
(State of incorporation)	(I.R.S. Employer Identification Number)
1650 Technology Drive, Suite 800 San Jose, California 95110
(Address of principal executive offices)

1993 LONG-TERM INCENTIVE PLAN
EMPLOYEE STOCK PURCHAE PLAN
(Full title of the plan(s))

Edward J. Hayes, Jr Chief Financial Officer Quantum Corporation 1650 Technology Drive, Suite 800 San Jose, California 95110
(Name and address of agent for service)
(408) 944-4000
(Telephone number, including area code, of agent for service)

Copy to:
Steven E. Bochner, Esq. WILSON SONSINI GOODRICH & ROSATI Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
*DSS Common Stock, par value $0.01 per share (1)	11,013,063 (2)	$2.81 (3)	$30,946,707.03 (3)	$3,642.43

(1)	Each share of DSS Common Stock includes a right to purchase one one-thousandth of a share of Series B Participating Preferred Stock.
(2)

Includes 7,342,042 shares which have become available for issuance under the replenishment feature of the 1993 Long-Term Incentive Plan, as amended, and 3,671,021 shares reserved for issuance pursuant to the Employee Stock Purchase Plan, as amended.

(3)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low price of the Company’s DSS Common Stock as reported on the New York Stock Exchange on September 8, 2005.

QUANTUM CORPORATION
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

                 There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") (Quantum Corporation is sometimes referred to herein as the "Company"):

                 (a)      The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on June 8, 2005;

(b) The Company’s Current Reports on Form 8-K filed with the Commission on April 7, 2005, May 10, 2005, May 26, 2005, June 2, 2005, July 26, 2005 and August 23, 2005;

(c) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2005, filed with the Commission pursuant to Section 13 of the Exchange Act on August 5, 2005;

                 (d)      The description of the Company's Common Stock and Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on July 21, 1999 pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating any such description;

           All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Inapplicable.

ITEM 5. Interests of Named Experts and Counsel.

Inapplicable.

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ITEM 6. Indemnification of Directors and Officers.

           Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.  The Company’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of the Company’s directors to the Company or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.  The Company's Bylaws, as amended, provide for the indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Company has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

ITEM 7. Exemption from Registration Claimed.

Inapplicable.

ITEM 8. Exhibits.

Exhibit Number	Description

4.1	1993 Long-Term Incentive Plan, which appears as Exhibit 99(d)(4) to the Company’s Schedule TO, filed with the Commission on June 4, 2001, which exhibit is incorporated herein by reference.

4.2

Amendment No. 1 to the 1993 Long-Term Incentive Plan, which appears as Exhibit 10.6 to the Company’s Form 10-Q for the period ending September 29, 2002, filed with the Commission on November 13, 2002, which exhibit is incorporated herein by reference.

4.3	Amended Employee Stock Purchase Plan, which appears as Exhibit 10.1 to the Company’s Form 8-K, filed with the Commission on November 18, 2004, which exhibit is incorporated herein by reference.

5.1	Opinion regarding legality of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

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ITEM 9. Undertakings.

A. The undersigned registrant hereby undertakes:

                  (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2)      That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise,  the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Quantum Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 13th day of September, 2005.

QUANTUM CORPORATION

By: /s/ Edward J. Hayes, Jr.
Edward J. Hayes, Jr.
Chief Financial Officer

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POWER OF ATTORNEY

             KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard E. Belluzzo and Edward J. Hayes, Jr., jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

             Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Richard E. Belluzzo (Richard E. Belluzzo)	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 12, 2005

/s/Edward J. Hayes, Jr. (Edward J. Hayes, Jr.)	Chief Financial Officer (Principal Financial and Accounting Officer)	September 12, 2005

/s/ Michael A. Brown (Michael A. Brown)	Director	September 12, 2005

/s/ Alan L. Earhart (Alan L. Earhart)	Director	September 12, 2005

/s/ Edward M. Esber, Jr. (Edward M. Esber, Jr.)	Director	September 12, 2005

/s/ John M. Partridge (John M. Partridge)	Director	September 12, 2005

/s/ Steven C. Wheelwright (Steven C. Wheelwright)	Director	September 12, 2005

/s/ Mary Agnes Wilderotter (Mary Agnes Wilderotter)	Director	September 12, 2005

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INDEX TO EXHIBITS

Exhibit Number	Description

4.1	1993 Long-Term Incentive Plan, which appears as Exhibit 99(d)(4) to the Company’s Schedule TO, filed with the Commission on June 4, 2001, which exhibit is incorporated herein by reference.

4.2

Amendment No. 1 to the 1993 Long-Term Incentive Plan, which appears as Exhibit 10.6 to the Company’s Form 10-Q for the period ending September 29, 2002, filed with the Commission on November 13, 2002, which exhibit is incorporated herein by reference.

4.3	Amended Employee Stock Purchase Plan, which appears as Exhibit 10.1 to the Company’s Form 8-K, filed with the Commission on November 18, 2004, which exhibit is incorporated herein by reference.

5.1	Opinion regarding legality of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (see Page II-4 of Registration Statement).

Exhibit 5.1

                                                                                                    September 13, 2005

Quantum Corporation
1650 Technology Drive, Suite 800
San Jose, California 95110

         RE:       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as counsel to Quantum Corporation, a Delaware corporation (the “Company” or “you”) and have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 13, 2005 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 11,013,063 shares of Quantum Corporation—DSS Common Stock, par value $0.01 per share (the “Shares”), reserved for issuance under the Employee Stock Purchase Plan, as amended, and the 1993 Long-Term Incentive Plan, as amended (the “Plans”).

         As your legal counsel, we have examined the instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

         Based on such examination, it is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Long-Term Incentive Plan, as amended, and the Employee Stock Purchase Plan, as amended, of Quantum Corporation of our reports dated June 8, 2005, with respect to the consolidated financial statements and schedule of Quantum Corporation included in its Annual Report (Form 10- K), Quantum Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Quantum Corporation for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
September 9, 2005